UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2017

TITAN INTERNATIONAL, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-12936	36-3228472
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Spruce Street, Quincy, IL 62301
(Address of principal executive offices, including Zip Code)

(217) 228-6011
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Effective as of January 17, 2017, Titan International, Inc. (Titan or the Company) converted 97.1% of the principal balance of its 5.625% convertible senior subordinated notes (“Notes”), which matured on January 15, 2017, into shares of Titan common stock. Prior to maturity, $60,161,000 in aggregate principal amount of the Notes was outstanding, of which, holders of $58,460,000 in aggregate principal amount of the Notes, or 97.1%, converted their Notes into shares of Titan common stock pursuant to the terms of the indenture governing the Notes. The $58,460,000 in principal amount of converted Notes were converted into 5,462,264 shares of Titan common stock, representing approximately 10% of Titan’s outstanding common stock prior to conversion. Each $1,000 principal amount of the Notes was convertible into 93.436 shares of Titan common stock. The remaining $1,701,000 principal amount of the Notes not converted was paid in cash.

The initial base conversion rate for the Notes was 93.0016 shares of Titan common stock per $1,000 principal amount of the Notes, equivalent to an initial base conversion price of approximately $10.75 per share of Titan common stock. The base conversion rate was increased by 0.4344 shares as determined pursuant to a formula described within the indenture governing the Notes.

The issuance of shares of common stock pursuant to the conversion of Notes described herein is exempt from registration under the Securities Act of 1933 pursuant to the provisions of Section 3(a)(9) thereof as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

See also the Company’s press release dated January 17, 2017, filed herewith as Exhibit 99, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

99	Titan International, Inc.’s press release dated January 17, 2017, announcing the conversion of convertible senior subordinated notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN INTERNATIONAL, INC.
(Registrant)

Date:	January 17, 2017	By:	/s/ JAMES M. FROISLAND
James M. Froisland
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99	Titan International, Inc.’s press release dated January 17, 2017, announcing the conversion of convertible senior subordinated notes.